Exhibit 10.21

PROMISSORY NOTE

$1,000,000.00	January 21, 2022

1. PROMISE TO PAY. FOR VALUE RECEIVED, the undersigned Set Jet, LLC, a Nevada limited liability company with an address of 15011 North 75th St, Scottsdale Arizona 85260 (the “Company” or “ Maker”) promises to pay to Barbara Levin Rothe, an Individual, with an address of 14343 N Frank Lloyd Wright Blvd, Unit 1008, Scottsdale, Arizona 85260 (“Holder”), or its registered assigns, in lawful money of the United States of America the principal sum of One Million Dollars ($1,000,000.00) or such lesser amount as shall equal the then outstanding principal amount hereof (the “Principle Balance”).

Principal Delivery. Holder shall deliver the Principal Balance to Maker by wire transfer or other form of immediately available funds within two (2) business days of execution of this Promissory Note.

Interest or other Considerations. No interest shall be charged to Maker. Holder’ s associates may on a standby basis from time to occupy empty unsold seats on Maker’s flights.

Maturity. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) ninety (90) days after the date of this Note (the “Maturity Date”), (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Holder or made automatically due and payable, or (iii) when, upon the occurrence of a Change in Control, such amounts are declared due and payable by Holder, in each case, in accordance with the terms hereof.

Prepayment. Provided Maker is not in default in the performance of the terms of this Note, Maker may at any time, and from time to time, repay the interest and principal outstanding hereunder in whole or in part without penalty subject to the conditions set forth herein. Such prepayment shall be made in lawful money of the United States of America in federal or other immediately available funds to the address provided hereinabove, or at such other place as the Holder hereof may designate from time to time. Any partial repayment or prepayment of the interest and principal shall be in an amount not less than Ten Thousand Dollars ($10,000.00) or higher. All such prepayments shall be applied first toward accrued interest, and then to the outstanding principal, in the inverse order of maturity.

Payments from Capital Contributions and or Loans. In the event that Company sells any additional Units of Company, receives any Capital Infusion or Contribution, and/or receives any money in the form of loans from 3rd parties in the future (“Funds”), then 100% of such Funds shall be used by Company to pay down this Note. This Section shall not apply to aircraft purchases or in-kind contribution such as real estate, etc. by investors for Company’ s use.

2. SECURITY FOR NOTE. The indebtedness evidenced by this Note shall be secured by a Deed of Trust in favor of Holder on that real property and all improvements as described in Exhibit “A” of the Deed of Trust of even date herewith.

3. EVENTS OF DEFAULT. The Maker shall be in default of this Note upon the happening of any of the following events or conditions, namely: if the entire balance of Principal and accrued interest is not paid within five (5) business days of the Maturity Date; or any breach of any covenant, warranty, liability or any other obligation contained or referred to herein, or contained in this Note, whether now, existing or hereafter arising, which is not cured within the applicable cure period (if any). Holder shall provide Maker with a written Notice of Default and Maker shall have no less than three (3) business days to cure any such Default.

4. ACCELERATION. After the occurrence of any “Events of Default” as set forth herein, then the entire amount of the unpaid principal of this Note, irrespective of the Maturity Date specified herein, together with the then accrued interest thereon, shall, at the election of Holder, immediately become due and payable.

5. WAIVER. The rights and remedies of Holder, as provided in this Note and any other documents now or hereafter executed to secure repayment of this Note, shall be cumulative and concurrent, and may be pursued singly, successively, or together against Maker, any guarantor hereof and any other funds, property or security held by Maker for the payment hereof or otherwise at the sole discretion of Holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the rights to exercise them at any later time.

6. NOTICE. Any notice to Maker provided for in this Note shall be given by mailing such notice by certified mail, addressed to Maker at the address listed below, or to such other address as Maker may designate by notice to Holder. Any notice to Holder shall be given by mailing such notice by certified mail, return receipt requested, to Holder at the address stated in the first paragraph of this Note, or at such other address as may have been designated by notice to Maker.

7. ATTORNEYS’ FEES. Maker, guarantors and all persons liable or to become liable on this Note agree to pay all costs of collection when incurred, including actual attorneys’ fees and all costs of suit or other proceedings of collection, in case the unpaid principal sum of this Note, or any payment of interest thereof, is not paid when due, and all expenses incurred by Holder to protect the security for the indebtedness evidenced hereby, should it become necessary to do so, and for all costs related to the foreclosure by Holder either judicially or through power of sale under the rights granted by the Assignment, whether through courts of original jurisdiction, courts of appellate jurisdiction, through bankruptcy court or in other legal proceedings. No extension of time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the original liability under this Note, either in whole or in part, of any of the undersigned not a party to such agreement.

8. SUCCESSORS AND ASSIGNS; NON-ASSUMABILITY OF NOTE. Whenever used herein, the words “ Maker” and “Holder” shall be deemed to include their respective heirs, personal representatives, successors, and assigns, if any. This Note shall be non- assumable, unless Holder in its sole discretion and without any obligation whatsoever to do so, gives its prior written approval. Any attempted assumption of this Note without such approval shall constitute an Event of Default.

9. PURPOSE OF LOAN. Maker’s use of the Loan funds was and/or is solely for business and/or investment purposes, and not for consumer or personal use. Upon payment in full of the Maker’s obligations hereunder, there shall be no further obligations between the Maker and Holder under any theory including but limited to a joint venture or partnership.

10. APPLICABLE LAW. Except where preempted by the laws of the United States, this Note shall be construed in accordance with and governed by the laws of the State of Arizona.

11. AUTHORITY OF PERSONS EXECUTING NOTE. Maker, and the person(s) executing this Note on Maker’ s behalf, each warrant and represent that such persons have full right, power and authority to do so, and that this Note constitutes a valid and binding obligation enforceable against Maker in accordance with its terms, and that no other person, entity, or party is required to sign, app rove, or consent to, this Note.

IN WITNESS WHEREOF, the parties have executed this Participation Agreement the day and year first above written.

“Maker”

Set Jet, LLC
a Nevada limited liability company

By :	/s/ William R. Smith
Name:	William R. Smith
Title:	Manager

“Holder”

Barbara Levin Rothe

By:	/s/ Barbara Levin Rothe
Name:	Barbara Levin Rothe, an Individual

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